Exhibit 10.10

Contract Number: CG202505001

Electric Appliance Framework Contract

Party A (Supplier): Zibo Shuihe Trading Co., Ltd.

Party B (Buyer): Zibo Lunsheng Commerce and Trade Co., Ltd.

Based on market demand and in accordance with the principles of friendly cooperation and mutual agreement, Party A and Party B have agreed to purchase from Party B.

The following agreement has been reached for the purchase of large and small household appliances:

1、 Purchase products

The Party B shall inform the Party A of the details of the purchased products in advance, and the Party A shall make a timely delivery plan with detailed product prices.

The actual delivery note shall prevail.

2、 Cooperation period

The procurement period is from June 1, 2025 to May 31, 2026. At the end of the term, Party A and Party B shall coordinate whether to continue the cooperation, and Party B shall propose to Party A to renew the contract for one year and sign a new agreement.

3、 Payment method

Settlement method: After both parties sign the sales contract, Party A shall supply the goods as requested by Party B. Party B shall sign and inspect the goods on the spot upon receipt. At the end of the month, both parties shall reconcile the accounts and negotiate payment based on market conditions.

4、 Delivery method

The Party B shall notify the Party A of the order before 2 pm, and the Party A shall provide feedback on the delivery time on the same day. If notified after 2 pm, the delivery time shall be provided before 12 pm the next day; The Party A shall deliver the goods to the address provided by the Party B. The Party B or the designated receiving personnel of the second party shall inspect the goods in a timely manner upon receipt. If there is any damage, they shall contact the first party in a timely manner and refuse to accept the goods. Otherwise, the Party A shall not be responsible for any problems such as missing or damaged products in the later stage.

5、 Product Warranty Policy

The Party A does not accept returns or exchanges without reason. Within 7 days after receipt, if the product has quality problems detected by local after-sales inspection, it can be returned or exchanged. Within 15 days, if the product has quality problems detected by local after-sales inspection, it can be exchanged. If the product problem exceeds 15 days, the second party and its designated person shall go to the local after-sales service of the first party for repair.

6、 Agreement signing

This agreement is made in two original copies (without duplicates), with each party holding one copy. It shall come into effect on the date when it is officially signed by authorized representatives of both parties and stamped with the seals of both companies. The agreement signed by both parties via fax shall also be deemed as the original agreement.

Party A: Zibo Shuihe Trading Co., Ltd.		Party B: Zibo Lunsheng Commerce and Trade Co., Ltd.

Authorized representative:	/s/ Zengan Zhao	Authorized representative:	/s/ Xiaolin Wang
2025.05.1		2025.05.1